SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

January 14, 2008

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, February 21, 2008. Enclosed please find a copy of our proxy statement for this meeting, as well as our 2007 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

The election of directors is the only matter our shareholders are being asked to vote on at the meeting. Information regarding this matter is presented in the body of the proxy statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 21, 2008

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (the “Company”) will be held on Thursday, February 21, 2008, at 3:00 p.m., local time, at 1195 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

1.	Election of Directors. To elect three directors, each for a three-year term; and

2.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on January 4, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

January 14, 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 21, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on February 21, 2008, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about January 18, 2008.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on January 4, 2008 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 3,000 beneficial holders of the 17,740,371 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors.    The following table sets forth the names of the Board of Directors’ nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age at January 4, 2008, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees:
Carl W. Neun	64	2000	2008	Director
Gregory H. Turnbull	69	1986	2008	Chairman of the Board
Steven E. Wynne	55	1996	2008	Director
Continuing Directors:
Walter W. Noce, Jr.	62	2005	2009	Director
Gerald K. Perkel	52	2005	2009	President, Chief Executive Officer and Director
E. Kay Stepp	62	1998	2009	Director
Heinrich Stenger	66	1997	2010	Director
J. Michael Gullard	62	2006	2010	Director

Carl W. Neun.    Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is Chairman of the Board of Powerwave Technologies, Inc. and a member of the board of directors of Radisys Corporation. He served as Chairman of the Board of Oregon Steel Mills, Inc. until January 2007, when the Company was acquired. Mr. Neun has a bachelor’s degree from Hamilton College and an MBA from the Wharton School at the University of Pennsylvania.

Gregory H. Turnbull.    Mr. Turnbull has served as a Director of the Company since 1986. He was elected as Chairman of the Board in September 2005. Mr. Turnbull has served as President and Chief Executive Officer of A.P. Pharma, Inc., a specialty pharmaceutical company, since October 2006, and also serves as a member of that company’s board of directors. Previously, Mr. Turnbull was self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

Steven E. Wynne.    Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne served as President and Chief Executive Officer of Sport Brands International, Ltd. (“SBI”) from March 2004 to March, 2007. SBI owned a number of companies that create, develop, produce and distribute sports apparel and footwear under the Fila, Cloudveil and Motionwear brands. From April 2001 to April 2002 and from April 2003 to February 2004, Mr. Wynne was a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company’s outside legal counsel. Mr. Wynne served as Acting Senior Vice President and General Counsel of FLIR Systems, Inc. from April 2002 to April 2003. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor’s degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

Walter W. Noce, Jr.    Mr. Noce has served as a Director of the Company since August 2005. Mr. Noce is Vice Chairman of Childrens Hospital Los Angeles, of which he had been president and CEO from July 1995 to July 2006. Prior to joining Childrens Hospital, Mr. Noce worked for the St. Joseph’s Health System of Orange, California in several executive capacities from 1987 to 1994. Mr. Noce has served on numerous California health care committees and boards including the California Workforce Investment Board. Mr. Noce received his bachelor’s degree in biology from La Salle University and a master’s degree in hospital administration from the University of California at Los Angeles.

Gerald K. Perkel.    Mr. Perkel has served as President and Chief Executive Officer of the Company since September 2005. At that time, Mr. Perkel was also elected to the Board of Directors. Mr. Perkel served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software, from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000.

E. Kay Stepp.    Ms. Stepp has served as a Director of the Company since August 1998. Ms. Stepp currently is chair of the board of Providence Health and Services. From 1994 to 2002, she was principal and owner of Executive Solutions, Inc., a consulting firm which provided services to senior executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company (“PGE”), a Portland, Oregon, utility company. From 1978 to 1989, Ms. Stepp held various other executive positions at PGE. Ms. Stepp serves on the Board of Directors of Franklin Covey Company (NYSE) and StanCorp Financial Group (NYSE). She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland.

Heinrich Stenger.    Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH, located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

J. Michael Gullard.    Mr. Gullard was elected to the Board of Directors in November 2006. Mr. Gullard is the founder and a General Partner of Cornerstone Management, a family of technology focused venture capital funds. Mr. Gullard received a BA in economics and an MBA from Stanford University. Mr. Gullard also serves on the board of directors of Dyntek, Inc., Alliance Semiconductor, Inc., Proxim Corp. and JDA Software, Inc.

Director Independence

The Board of Directors has determined that J. Michael Gullard, Carl W. Neun, Walter W. Noce, Jr., Heinrich Stenger, E. Kay Stepp, Gregory H. Turnbull and Steven E. Wynne are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee.    The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 28, 2007, conducted eight meetings. The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and reviewing the independence and performance of the Company’s independent auditors. The members of the Audit Committee during fiscal year 2007 were Mr. Neun, Ms. Stepp and Mr. Gullard. In December 2007, Mr. Wynne replaced Ms. Stepp as a member of the Audit Committee. The Board of Directors has determined that Mr. Neun is an “audit committee financial expert”, as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”). Messrs. Neun, Gullard and Wynne are each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee.    The Board of Directors also has appointed a Compensation Committee which reviews executive compensation, establishes executive compensation levels and administers the Company’s stock option plans. During the fiscal year ended September 28, 2007, the Compensation Committee held seven meetings. The members of the Compensation Committee currently are Ms. Stepp, Mr. Stenger and Mr. Noce. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Governance Committee.    The Governance Committee is responsible for reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and corporate policies relating to the recruitment of Board members, and establishing, implementing and monitoring policies and processes regarding principles of corporate governance. The Governance Committee held one meeting during the fiscal year ended September 28, 2007, and its current members are Ms. Stepp, Mr. Turnbull and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2007 the Company’s Board of Directors held six meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All members of the Board of Directors attended the 2007 Annual Meeting of Shareholders.

Director Nomination Procedures

The Governance Committee serves as the nominating committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board’s consideration. In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the needs of the Board, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in Article III, Section 3.16 of the Company’s bylaws, including the candidate’s name, biographical information and qualifications. The Company’s bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company’s bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. See “Date for Submission of Shareholder Proposals.”

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Board Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of January 4, 2008.

Name	Age	Position
Gerald K. Perkel	52	President and Chief Executive Officer
E. Scott Hildebrandt	52	Vice President and Chief Financial Officer
Douglas K. Barnes	50	Vice President and General Manager, Industrial Business Unit and Medical Business Unit
Mark Ceciliani	48	Vice President and General Manager, Commercial Business Unit
John J. Ehren	47	Vice President, Global Operations
Brad Gleeson	49	Vice President, Business Development
Stephen M. Going	44	Vice President, General Counsel and Secretary
Kristina K. Gorriarán	43	Vice President, Control Room/Signage Business Unit
Scott Hix	38	Vice President and General Manager, Home Theater Business Unit
Terri Timberman	50	Vice President, Human Resources

Information concerning the principal occupation of Mr. Perkel is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

E. Scott Hildebrandt.    Mr. Hildebrandt was appointed Vice President and Chief Financial Officer of the Company in November 2005. Mr. Hildebrandt had previously served as the Company’s Vice President and Chief Financial Officer from January 2005 to May 2005. Mr. Hildebrandt served as Senior Vice President and Chief Financial Officer of Merant PLC from November 2001 through May 2004 and served as Senior Vice President, Chief Financial Officer and Secretary of InFocus Corporation from June 1999 to November 2001. Before joining InFocus, Mr. Hildebrandt worked at Tektronix and as a CPA with Deloitte & Touche from 1978 to 1983. Mr. Hildebrandt received a BS in Business Administration with a concentration in accounting from Oregon State University.

Douglas K. Barnes.    Mr. Barnes currently is Vice President and General Manager of the Industrial Business Unit and the Medical Business Unit. Previously, Mr. Barnes was Vice President of European Sales and Marketing and earlier served as general manager of Planar’s North America operations. Since 1986, he has held various positions with Planar, including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a BS in Industrial Engineering from Stanford University.

Mark Ceciliani.    Mr. Ceciliani currently is Vice President and General Manager of the Commercial Business Unit. Having joined Planar in 1984, he has served in a variety of financial roles, including controller, assistant treasurer and treasurer. Before joining Planar, Mr. Ceciliani was a staff accountant for KPMG Peat Marwick for three years. He received a BS in Business Administration from Portland State University.

John J. Ehren.    Mr. Ehren serves as Vice President of Global Operations. Since joining Planar in 1998, Mr. Ehren has served in a variety of financial officer roles including Corporate Controller and Treasurer. Before joining Planar, Mr. Ehren was a consultant with Ernst & Young for six years as well as holding CFO and VP positions at two privately held manufacturing companies. Mr. Ehren received a BA in Economics from Lawrence University and a MS in Accounting and Finance from the University of Wisconsin.

Brad Gleeson.    Before joining Planar in 2006 Mr. Gleeson co-founded and was president of ActiveLight Inc. and CineLight Corp., leading US distributors of plasma displays and home theater products. Prior to ActiveLight Mr. Gleeson was director of marketing at Boxlight Corp., an early manufacturer and marketer of LCD projectors. In addition, Mr. Gleeson was founder and president Sayett International (the European subsidiary of Sayett Technology), and NovaCorp Inc., distributors of the world’s first presentation laptop computer. He has worked as a product manager at Eastman Kodak and was responsible for the company’s Datashow line of LCD projection products.

Stephen M. Going.    Mr. Going joined Planar as Vice President, General Counsel and Secretary in March 2007. From September 2005 to March 2007, Mr. Going served as Vice President, General Counsel and Secretary of Merix Corporation. Mr. Going served as Vice President, General Counsel and Secretary of Merant PLC from March 2002 to June 2004. From August 2000 to March 2002, Mr. Going was a partner in the Portland, Oregon office of Perkins Coie LLP, a large international law firm, where he served growth companies in the areas of general corporate and strategic advice, corporate finance, mergers and acquisitions, corporate governance, technology transfers and securities regulation. Mr. Going has also been a Partner in the Portland, Oregon law firm Ater Wynne LLP, the Company’s outside legal counsel. Mr. Going holds a BS in Business Administration (Finance) from Oregon State University and a JD from the UCLA School of Law.

Kristina K. Gorriarán.    Ms. Gorriarán joined Planar following the acquisition of Clarity Visual Systems in 2006 and leads the newly formed business unit that targets this market. Before her 5 year tenure at Clarity, Ms. Gorriarán was with Xerox for 15 years, most recently as Vice President of Quality and Customer Satisfaction for European Operations. Ms. Gorriarán is a member of the Board of Directors of the Boys and Girls Aid Society of Oregon, and she also serves on the Community Board of Directors for Regence Blue Cross and Blue Shield of Oregon. She is a graduate of The University of Oregon, with a BS in telecommunications.

Scott Hix.    Mr. Hix joined Planar as Vice President and General Manager of the Home Theater Business Unit in April 2006. Prior to joining Planar, Mr. Hix was the Senior Vice President of Worldwide Sales at InFocus Corporation. Before that he held several senior executive roles at InFocus, including Senior Vice President and GM, Americas Business Unit and Vice President of Business Development. Mr. Hix attended Portland State University where he studied Business Management as well as completing the Stanford University Graduate School Executive MBA Program.

Terri Timberman.    Ms. Timberman joined Planar in May of 2007 as Vice President of Human Resources. Prior to joining Planar, Ms. Timberman spent 5 years with AMI Semiconductor as Senior Vice President of Human Resources. She has also served as Vice President of Human Resources for RadiSys Corporation in Portland, Oregon, and Chief Administrative Officer for Merix Corporation. Ms. Timberman holds a BA in Organizational Communication from Marylhurst University and is a graduate (Senior Fellow) of the American Leadership Forum of Oregon. She was a board member for the Bank of Idaho and has served on a number of community and not-for-profit boards.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Planar’s Compensation Programs

Compensation plans and arrangements at Planar are driven by and aligned with our business strategy. The primary objectives of our compensation programs for our named executive officers are to:

•

Ensure that executive compensation attracts, motivates and retains qualified and high performing executive officers and has a strong correlation with Company performance. We accomplish this objective by providing a competitive total cash compensation opportunity consisting of a mix of base salary and annual incentive pay. We target base cash compensation at approximately the 50th percentile of a national High Technology sector of comparably sized companies, and then utilize a performance-based cash incentive plan to create a total cash compensation target of up to about the 75th percentile of that same group of companies. We also assess individual executive contributions and performance for consideration in setting the total cash compensation opportunity for each executive. The Company also provides a comprehensive benefit program.

•

Use equity compensation to drive long-term Company performance and motivate executives to enhance shareholder value. We accomplish this objective by providing opportunities to earn equity compensation tied to the achievement of long-term corporate performance goals. We measure the long-term performance of the Company using a number of metrics, including earnings per share and revenue growth.

•

Provide competitive pay-for-performance opportunities for achievement of corporate financial goals and for significant individual achievements, aligning executive and shareholder interests. Our compensation plans for our named executive officers are structured such that a significant portion of the executive’s compensation is at risk, requiring that specific corporate strategic and financial goals as well as individual performance targets be achieved before the “at risk” portion of compensation is earned. Generally, corporate and individual performance that exceeds targets results in higher compensation. Corporate and individual performance below targets generally results in decreased total compensation.

General Process For Setting Compensation

The Compensation Committee (the “Committee”) of our board of directors makes all determinations as to the compensation of our named executive officers. The Committee is composed of independent directors who are not employees of the Company or its subsidiaries. For fiscal year 2007, the members of the Committee were E. Kay Stepp, who served as Chairperson, Henry Stenger and Walter W. Noce, Jr. There are no changes to the membership of the Committee for fiscal year 2008. None of the Committee members have any material business relationships with the Company.

Total Compensation.    In setting executive compensation for named executive officers, the Committee considers all elements of the executive compensation program as a total package, as well as each element separately. The Committee strives to balance all of the compensation elements to arrive at what it believes is an appropriate and competitive compensation package. At the beginning of fiscal year 2007, management provided the Committee with a tally sheet for the CEO and the CFO that identified the amount for each component of compensation and a total of all compensation components as paid or granted during the prior fiscal year. These tally sheets provided the Committee with a consolidated view of total compensation for the CEO and CFO to ensure that the Committee had a complete view of total compensation, both actual and potential.

The tally sheets for the CEO and CFO are updated and reviewed again, in total, whenever a material change to total compensation is contemplated. The tally sheets included the following actual information for fiscal years 2005 and 2006 and forecasted information for fiscal year 2007: annualized base salary and actual base salary; target incentive (in dollars and as a percentage of salary) and actual incentive paid (in dollars and as a percentage of salary); other compensation (401(k) match, financial planning, life insurance contributions); options granted (number of options, exercise price and potential gain as of February 20, 2007); restricted stock granted (number of shares, price at grant, potential value at February 20, 2007); performance based restricted stock granted (number of shares, price at grant, potential value at February 20, 2007, and potential value at targeted performance achievement; cumulative estimated gain on all equity as of February 20, 2007; vested and unvested equity gain as of February 20, 2007; and a total of all compensation elements described herein. After reviewing the tally sheets, the Committee concluded that the structure and amounts of the Company’s compensation of its named executive officers was consistent with the overall compensation strategy and with the data presented in the 2006 Radford Survey (as defined below).

To set executive compensation for fiscal year 2007, late in fiscal year 2006 the Committee considered executive compensation regional data from the 2006 Radford Executive Compensation Survey (the “2006 Radford Survey”). The Committee also reviewed information on local high technology companies as a check of local market conditions. The Committee considered base pay data, total cash compensation data and information about equity practices from the 2006 Radford Survey.

Specifically, the Committee compared the compensation levels (both in total and by individual component) of each of our named executive officers with compensation paid to executives in similar positions at comparably sized companies included in the 2006 Radford Survey, analyzed the potential stock ownership levels (including options held and shares owned outright) of each named executive officer as compared to those executives in similar positions at comparably sized companies included in the 2006 Radford Survey, analyzed the retention value of the equity compensation granted to the named executive officers, and assessed the burn-rate, over-hang and expense impacts of our equity grants.

At the beginning of fiscal year 2007, the CEO provided the Committee with:

•	the business and financial results of the Company for the just completed fiscal year;

•	an assessment of the performance of each named executive officer and other senior executives;

•	his recommended base pay increase, if any, for each named executive officer and other senior executives, other than himself;

•	management’s proposed Company performance metrics for annual cash bonuses for fiscal year 2007;

•	management’s proposed Long Term Incentive Plan performance equity grants and the associated performance metrics for the 3 year plan (fiscal years 2007 - 2009); and

•	his self assessment of his fiscal year 2006 performance.

The Committee considered this information from the CEO, and reviewed the data from the 2006 Radford Survey with the CEO and the Director of Human Resources. The Committee discussed senior executive base pay increases, annual performance incentive plan cash payments, Company performance metrics for annual performance incentive plan, and any performance-based equity, including type, amount, performance criteria and vesting schedule. The Committee then approved a compensation plan for each named executive officer (other than the CEO) including fiscal year 2007 base salary, a targeted incentive for the Annual Performance Incentive Plan (“APIP”) and equity grants subject to the Company’s Long Term Incentive Plan (“LTIP”) for fiscal years 2007 to 2009. Details of the APIP and LTIP plans are discussed later in this analysis.

The Committee then met in executive session to consider the same inputs for the CEO’s compensation. In addition, the Committee discussed the CEO performance feedback survey administered to the Board of Directors at the end of fiscal year 2006 and the CEO’s self-assessment. Additional factors such as the competitive environment, retention issues and Company performance, and short- and long-term goals including progress on the strategic re-positioning of the Company, were also reviewed. Based on these factors, the Committee determined each form of compensation including base salary, targeted incentive for the APIP and an equity grant subject to the LTIP for the CEO.

The Committee has full responsibility for setting executive compensation, including the discretion to award whatever compensation it believes is appropriate in light of existing conditions at any time. The Chairman of the Company’s Board attends Compensation Committee meetings. The Chair of the Compensation Committee reviews the Committee’s decisions, processes and the results of the CEO performance feedback survey with the Board of Directors.

Compensation Consultant.    In the third quarter of fiscal year 2007 the Committee decided to retain an independent consultant to gather data regarding the types and amount of compensation appropriate and competitive for the Company’s named executive officers (and other executives) for fiscal year 2008. After reviewing proposals from three independent executive compensation consulting firms, the Committee selected Aon Radford to conduct a study to assist in setting compensation for fiscal year 2008. Aon Radford was retained by, and reports to, the Committee. Specifically the Committee requested that the independent consultant (i) analyze the national high technology sector (public technology companies with revenues of $100 million to $500 million) regarding executive compensation (the “2007 Radford Compensation Study”); (ii) assist the Committee in its review of 2007 Radford Compensation Study; and (iii) provide expert advice in the determination of appropriate executive compensation levels. The national high technology sector used in the analysis included 163 technology companies with revenues of $100 million to $500 million. The Committee believes this independent analysis provides valuable data into the compensation levels and practices of the national high technology sector, which is where the Company competes for key technical and executive talent.

General Elements of Compensation

The Company’s total compensation program consists of three elements of compensation intended to reward and motivate executives, in different ways, consistent with our overall pay-for-performance compensation strategy for named executive officers:

•	Base salary and benefits;

•	Annual cash incentive opportunity, under our annual performance incentive plan (APIP); and

•

Equity-based compensation generally in the form of performance based stock grants that are earned (vested) based on attainment of specified pre-determined performance metrics. From time to time, including when an executive is newly hired, the Company may grant stock options, and / or restricted stock which may vest based on time or specified pre-determined performance metrics.

The portion of total compensation attributed to each type of compensation varies with position and level of responsibility. A significant percentage of each named executive officer’s compensation is at risk or variable (incentive based) and tied to corporate results. The variation in the mix of base compensation and incentive compensation is based on competitive market data, and the Committee’s judgment of the executive’s ability to drive accomplishment of Company and/or business unit results.

Each element of compensation and the decisions regarding each element are considered by the Committee in relationship to the other elements and the overall compensation opportunity. The Committee, in consultation with its independent compensation consultant and in consideration of the business goals and challenges, has established an overall compensation philosophy and targeted positioning for each element of pay compared to the competitive market.

The Committee examines the amount of each element of compensation actually earned by each officer, as well as the total amount earned, to ensure there is an appropriate balance between the forms of compensation as well as an appropriate level of overall compensation, after taking into account both Company and individual performance levels.

Analysis of Specific Compensation Determinations

Base Salary.    Base salary provides each named executive officer with a base level of income, and is generally paid on a bi-weekly schedule. The Committee’s base salary decisions for an individual named executive officer take into account many factors, including the executive’s performance in the most recent fiscal year; the executive’s current role and responsibilities with the Company, market data as provided by our independent compensation consultant and the Committee’s view of the executive’s future potential with the Company. These factors are considered in the aggregate and with no specified weighting on any of the factors.

Base salary was generally targeted to the 50th percentile of comparably sized companies in the 2006 Radford Survey. Base salary for each named executive officer is compared to the 50th percentile for similar positions at comparable sized companies. Actual base salary for individual named executive officers will vary based on a number of factors including performance, competitive market practices, new hire base salary and time with the Company. The Committee and our independent consultant consider base salary to be competitive if it falls within ± 10% of the targeted pay positioning, which, for this element of compensation is the 50th percentile. For fiscal year 2007, base salary for all named executive officers was within ± 10% of the 50th percentile targeted pay position. The Committee believes that this competitive positioning for base salary is required to attract and retain skilled executives.

The Committee reviews base salaries annually and makes adjustments, if any, based on the factors described above. Early in fiscal year 2007, for performance in fiscal year 2006, named executive officers received increases in base salary levels of between 2% and 5.8% over their prior year’s salary based on their performance in fiscal year 2006 and in consideration of the 50th percentile of the compensation paid by the survey comparisons for comparable positions.

Base salary comprised approximately from 44.4% to 60.6% of the target total cash compensation opportunity of named executive officers as of the end of fiscal year 2007. The Committee believes these percentages are appropriate in order to retain critical talent needed to run the business while placing significant emphasis on the variable (performance based and “at risk”) elements of total cash compensation.

Early in fiscal year 2008, the named executive officers received increases in base salary levels of between 1.0% and 3.6% over their prior year’s salary based on their performance and consideration of the 50th percentile of the compensation paid for comparable positions at comparably sized companies in the 2007 Radford Compensation Study.

Benefits.    The Committee also establishes benefit programs based on assessment of competitive market factors, affordability to the Company and a determination of what is required to attract and retain talent within the Company. Primary benefits include general health, dental and vision plans, 401(k) savings plan, an employee stock purchase plan and various insurance plans, including disability and life insurance. The named executive officers are eligible to participate in these plans on the same terms and conditions as all other eligible employees.

Gerald Perkel, Chief Executive Officer, under the terms of his September 2005 employment agreement, is entitled to up to $500,000 of supplemental life insurance, the cost of which is borne by the Company. Under the same agreement, the Company reimburses professional fees incurred by Mr. Perkel to obtain tax and financial planning advice, up to a maximum amount of fifteen thousand dollars ($15,000) annually.

Annual Cash Incentive.    The Company provides the named executive officers with the opportunity to earn an annual cash incentive under an annual performance incentive plan, called the Annual Performance Incentive Plan (the “APIP”). The APIP provides an incentive for members of senior management, including the named executive officers, to drive the achievement of Company objectives and to manage the Company in such a way as to meet the short-term financial goals set by the board of directors.

As participants in the APIP plan, the named executive officers are eligible for an annual cash incentive award, which is specified as a percentage of their base salaries. The Committee determined the percentage of each executive’s annual cash incentive opportunity based on targeting the 75th percentile of Target Total Cash for comparable positions at comparable companies in the 2006 Radford Survey. The Committee reviewed the data from the 2006 Radford Survey for the targeted market position, the 75th percentile for targeted incentive percentages by position, subtracted out 50th percentile base salary, and set the APIP target incentive percentile at a level that would, should all the performance goals be met, result in total cash compensation at the 75th percentile. In practice, the targeted total cash compensation falls between the 60th and 75th percentile based on the named executive officers’ base salary.

Target Total Cash (base salary plus target annual incentives) is generally targeted between the 50th and the 75th percentile of comparably sized companies in the 2006 Radford Survey and is considered to be competitive it if falls within ± 15% of the targeted pay position. The Committee believes that given the challenges and difficulty of meeting the targets set, that performance to the targets would warrant payment of Target Total Cash up to the 75th percentile. Given the high level of Target Total Cash compensation that is at risk if the Company does not perform to the targets established, the named executive officers may earn Target Total Cash significantly below the 75th percentile or even below the 50th percentile. Unless threshold Company performance levels are met, executives may not earn any short-term incentives, resulting in actual total cash compensation well below the 50th percentile. Actual total cash (base salary plus earned annual incentive) was below the 50th percentile for named executive officers for fiscal year 2007.

The actual amount of annual cash incentive earned each year depends on the Company’s actual performance as compared to the annual performance targets. If minimum performance thresholds are not met, no payment is made under the APIP plan. If the annual performance targets are exceeded, payment greater than targeted incentive can be earned. 100% of the named executive officer’s incentive pay is at risk.

The Company performance metrics for the APIP for fiscal year 2007 were non-GAAP earnings per share (EPS) and revenue. Non-GAAP EPS is defined as GAAP EPS excluding both non-cash items like amortization of intangible assets, share-based compensation, and the valuation allowance against deferred tax assets as well as certain cash charges associated with integrating acquired entities and/or improving future business model performance such as acquisition related costs and impairment and restructuring charge. The intent is to demonstrate the earnings power of the ongoing business operations on a cash basis.

In fiscal year 2007, achievement of specific quarterly and full year non-GAAP EPS targets accounted for 70% of the executives’ targeted APIP opportunity and achievement of specific quarterly and full year revenue targets accounted for 30% of the executives’ targeted APIP opportunity. The Committee chose these two metrics and the weighting of the two metrics as they believed these metrics would support the achievement of the Company’s strategy while requiring that executives execute the desired balance between profitability goals and annual growth goals. For fiscal year 2007, the Company APIP achievement levels by quarter resulted in incentive payout levels as detailed in the chart below. The incentive earned in the first quarter was based on results for both non-GAAP EPS and revenue. The incentives earned in the second, third and fourth quarters were a result of achievement of revenue levels above the threshold. The fiscal year 2007 results mean that each named executive officer earned 22.3% of their respective targeted incentive.

	Revenue Growth 30% of Targeted Incentive					Non-GAAP EPS Performance 70% of Targeted Incentive
	Q1	Q2	Q3	Q4	Full Year	Q1	Q2	Q3	Q4	Full Year
Payout Percentage	45%	11%	88%	105%	62%	25%	0%	0%	0%	0%
Weighted Payout Percentage	14%	3.3%	26.5%	31.4%	18.5%	18%	0%	0%	0%	0%

	Q1	Q2	Q3	Q4	Full Year
Total Combined Payout	32.0%	3.3%	26.5%	31.4%	18.5%
Percentage of Full Year Targeted Performance Incentive Paid					22.3

For fiscal year 2007, a significant portion of the named executive officers’ total targeted cash compensation was based on the achievement of the goals set in the APIP plan, and therefore “at risk”. In fiscal year 2007 each named executive officer’s APIP opportunity as a percentage of the total cash compensation opportunity was as follows:

Officer	FY 2007 Target APIP as Percent of Total Targeted Cash Compensation Opportunity
Gerald Perkel	55.0%
E. Scott Hildebrandt	46.0%
Scott Hix	39.4%
Douglas K. Barnes	39.4%
Kristina K. Gorriarán	39.4%

Annual Performance Incentive Plan (APIP) Percentage.    The individual incentive percentage for each named executive officer in fiscal year 2007 is shown below as a percentage of base salary. If the Company achieved all of the APIP goals at target, these named executive officers would earn incentive pay equal to the percentage of their respective base salary.

Officer	FY 2007 Base Salary	APIP Targets as a Percent of Base Salary
Gerald Perkel	$450,000	125%
E. Scott Hildebrandt	$275,000	85%
Scott Hix	$245,000	65%
Douglas K. Barnes	$250,000	65%
Kristina K. Gorriarán	$230,000	65%

These percentages are set each year by the Committee, and for fiscal year 2007 targeted total cash compensation opportunity was set at up to the 75th percentile of total cash compensation for comparable positions at comparably sized companies in the 2006 Radford Survey. The Committee reviewed the data from the Survey for each named executive officer, the 75th percentile for targeted incentive percentages, subtracted out 50th percentile base salary, and set the APIP target incentive percentile at a level that would, should all the performance goals be met, result in total cash compensation between the 60th and the 75th percentile, depending upon the individual executive’s base pay.

As an example, the Committee set the APIP targeted incentive for the CEO at 125%, meaning that he can earn an incentive amount equal to 125% of his base salary if the performance targets are achieved at 100% of target, for each and all of the identified Company performance metrics. If the targets are exceeded the CEO and other named executive officers can earn incentive payouts above the targeted levels.

For fiscal year 2008 the Company added a third Company performance metric, inventory management. The addition of the inventory management metric is in consideration of an increased focus on cash management for the Company. The weighting of the three Company performance metrics for fiscal year 2008 is:

•	achievement of specific quarterly and full year non-GAAP EPS targets, accounting for 65% of the executives’ targeted APIP opportunity,

•

achievement of specific quarterly and full year revenue targets, accounting for 25% of the executives’ targeted APIP opportunity. For Executives who lead a Business Unit, the revenue targets are based on the revenue for their specific Business Unit(s).

•	achieving specific Inventory targets (reductions), accounting for 10% of the executives targeted APIP opportunity.

The individual incentive percentage for each of our named executive officers in fiscal year 2008 were set as follows, shown below as a percentage of base salary. If the Company achieved all of the APIP goals at target, these named executive officers would earn incentive pay equal to the percentage of their respective base salary as specified.

Officer	FY 2008 Base Salary	APIP Targets as a Percent of Base Salary
Gerald Perkel	$460,000	125%
E. Scott Hildebrandt	$285,000	85%
Scott Hix	$247,500	70%
Douglas K. Barnes	$257,500	70%
Kristina K. Gorriarán	$235,000	70%

Company Performance Metrics.    For each of the Company performance metrics the Committee sets a performance threshold and a targeted performance level. Targeted performance for each of the Company performance metrics is that performance which supports the Company’s annual financial and operational performance goals for a given fiscal year. Using their judgment, the Committee sets threshold performance targets considering the difficulty of achieving a specific metric, the prior year’s performance for that metric and minimally acceptable performance levels. Below the threshold level of performance, no incentive is earned or paid for that Company performance metric.

The Company does not have a policy with respect to adjusting or recovering payments under APIP if the Company restates results or otherwise adjust the relevant performance measures in a manner that would reduce the size of the payment. The Committee has complete discretion with respect to payments under APIP.

Discretionary Cash Bonuses.    The Committee may grant discretionary bonuses to reward behavior that the Board of Directors believes is in the best interests of the Company or shareholders. For fiscal year 2007 and so far in fiscal year 2008 no such discretionary bonuses have been granted to any named executive officer.

Equity Compensation.    The Company uses several forms of equity compensation including stock options, tenure based restricted stock grants and performance based restricted stock grants. Since 2006 the Company has generally used a mix of stock options, tenure based restricted stock grants and performance based restricted stock grants when granting equity to named executive officers when newly hired. Ongoing annual grants to named executive officers are generally granted as performance based restricted stock. For fiscal year 2007 and fiscal year 2008 all ongoing executive equity grants are vested based upon the achievement of specific, predetermined performance goals through the Company’s Long Term Incentive Plan (LTIP, which is described below).

Performance Based Restricted Stock Grants.    Each year, beginning in fiscal year 2007, the Committee reviews the use of long-term incentives and considers awards to named executive officers under the shareholder-approved 1996 Stock Incentive Plan. The goal is to align named executive officers’ interests with those of our shareholders and facilitate the development and retention of a strong management team through long-term equity based performance incentives. This incentive opportunity for executives to earn restricted stock is called the Long Term Incentive Plan or “LTIP”.

In fiscal year 2007 the Committee granted named executive officers performance-based restricted stock which will only vest and be issued on the achievement of specific performance goals. In determining the amount of performance-based restricted stock to be awarded in fiscal year 2007, the Committee considered the amounts of equity awarded to executives in similar positions at comparably sized companies in the 2006 Radford Survey. Based on this limited data, the Committee used its judgment to determine the number of shares awarded as performance-based restricted stock. Generally, these shares will vest, based on achievement of performance targets, at the end of a three-year performance plan. For the FY 07-FY09 LTIP Plan, the performance metrics are Specialty Revenue (revenue associated with the growth of specific specialty product groups) and non-GAAP

EPS. Additionally, there are opportunities for “early earning” of up to 50% of the shares of performance-based restricted stock, if certain performance milestones for Specialty Revenue or non-GAAP EPS are met earlier in the three-year performance period. If minimum performance thresholds are not met, no shares are earned (except through the specified “early earning” opportunities). The Committee believes that the “early earning” opportunities for the LTIP plan(s) are important as this incents the achievement of key performance milestones earlier in the 3-year performance period, resulting in better performance on key Company performance metrics.

The Committee selected the two metrics, Specialty Revenue and non-GAAP EPS, for the FY 07-FY09 LTIP plan as the key indicators of the Company’s long term performance and financial success.

In fiscal year 2007 the Company met three of the eight early earning opportunities identified in the FY07-FY09 LTIP plan. Specifically the Company achieved (i) first $55 million Specialty Display revenue quarter, (ii) first $60 million Specialty Display revenue quarter and (iii) fiscal year 2007 Specialty Display revenue greater than $190 million. Each of these early earning opportunities resulted in vesting of 5% of the individual executives’ targeted LTIP performance-based shares, or a total of 15%.

For fiscal year 2008, named executive officers were granted shares of performance-based restricted stock that will not vest and be issued unless certain specific performance goals are achieved. These performance goals were established by the Committee based on the strategic and annual financial plans and associated metrics approved by the Company’s Board of Directors. In determining the number of shares of performance-based restricted stock to be awarded in fiscal year 2008, the Committee considered the 2007 Radford Compensation Study. When comparing equity values between Planar and the market, Aon Radford recommended that consideration be given to the fact that Planar’s equity awards are solely performance-based compared to the majority of companies in the Study, which at this point in time have continued to grant stock options and/or tenure-based restricted stock. The Study identifies specific equity value levels, in dollars, for the 50th, 60th and 75th percentile. Based on this data, and the risks and challenges associated with targeting performance metrics three years in the future, the Committee awarded executives shares of performance-based restricted stock. These shares may vest, based on achievement of performance targets, at the end of a three-year performance plan.

For the FY 08-FY10 LTIP Plan, the performance metric is non-GAAP EPS and there are opportunities for “early earning” of up to 40% of the shares of performance-based restricted stock, should certain performance milestones for Specialty Revenue or non-GAAP EPS be met earlier in the three-year performance period. If, at the end of the performance period, the minimum performance thresholds are not met and none of the early earning opportunities are met, no shares of performance-based restricted stock will vest or be issued.

The following table shows the number of shares of performance based restricted stock granted to named executive officers and that may be earned over the FY 07-FY 09 and the FY 08-FY 10 three-year time-periods:

Officer	FY07 - FY09 LTIP Targeted Shares	FY08 - FY10 LTIP Targeted Shares
Gerald Perkel	175,000	165,000
E. Scott Hildebrandt	60,000	60,000
Scott Hix	20,000	25,000
Douglas K. Barnes	35,000	30,000
Kristina K. Gorriarán	25,000	25,000

Stock Options.    Because stock options only have value to the recipients if the stock price appreciates after the options are granted, they directly align the interests of executives and shareholders. In addition, stock options vest over time and, therefore, enhance the Company’s ability to retain key executives. The Committee typically grants stock options to newly hired named executive officers and bases the actual stock option award levels primarily on the executive’s potential to contribute to our future financial performance and the Radford data regarding equity awards by comparably sized companies for comparable positions. None of the named executive officers were newly hired in fiscal year 2007 and none were granted stock options in fiscal year 2007 or so far in fiscal year 2008.

The Company has a clear policy against back-dating stock options and no member of management has been delegated authority to approve option grants to named executive officers. For newly hired executives, the Committee generally approves a stock option grant prior to the offer of employment being made to the executive and specifies that the grant will be effective on the executive’s hire date with the Company. All options are granted with an exercise price equal to the closing market price of our stock on the grant date. Stock options to named executive officers vest over time, typically over three or four years, subject to continued service.

Tenure-based Restricted Stock.    The Committee may grant tenure-based restricted stock to newly hired named executive officers and bases the actual tenure-based restricted stock award levels on a number of factors related to recruiting and retaining new executives in a highly competitive labor market. These grants typically vest annually over two to four years in equal annual installments. These shares provide equity in support of retention until the executive is fully participating in the performance based LTIP equity program. One named executive officer received a tenure-based restricted stock grant in fiscal year 2007, and none were granted so far in fiscal year 2008.

The Company does not have a policy with respect to adjusting or recovering awards of performance-based restricted stock units if it restates or otherwise adjusts the relevant performance measures in a manner that would reduce the size of the award.

As in fiscal year 2007 and fiscal year 2008, the Committee plans to continue to use performance-based restricted stock as the primary form of equity incentive for named executive officers, providing them with an additional incentive to meet long-term performance goals. However, exceptions may be made to meet other compensation goals, such as retention. The Committee plans to grant these awards near the beginning of each fiscal year.

Perquisites and Other Personal Benefits.    Gerald Perkel, Chief Executive Officer, under the terms of his September 2005 employment agreement is entitled to Company paid professional fees to obtain tax and financial planning advice, up to a maximum amount of fifteen thousand dollars ($15,000) annually. For fiscal year 2007 the Company paid $12,501 for these services for Mr. Perkel.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public Company to its Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including base salaries, annual performance incentive plan and restricted stock that vest over time may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. For fiscal year 2007, all compensation paid to the named executive officers was deductible.

Pre-Set Diversification Plans

The Company permits executive officers to enter into pre-set diversification plans established according to Rule 10b5-1 under the Securities Exchange Act with an independent broker-dealer to enable them to recognize the value of their compensation and diversify their holdings of our stock during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the executive officer if our stock price reaches a specified level or certain events occur. The executive officer no longer controls the decision to exercise or sell the securities in the plan. Generally, when our executive officers establish these plans they are publicly disclosed in a current report to the SEC. Currently, none of the named executive officers have Rule 10b5-1 plans in place.

COMPENSATION OF EXECUTIVE OFFICERS

Fiscal Year 2007 Summary Compensation Table

The following table sets forth information regarding compensation for each of the named executive officers for fiscal year 2007. All numbers are rounded to the nearest dollar.

Name	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gerald Perkel, President and Chief Executive Officer (5)	$447,692	$118,061	$276,396	$155,280	$35,020	$1,032,449

E. Scott Hildebrandt, Vice President and Chief Financial Officer	271,020	120,845	185,801	63,459	13,212	654,337

Scott Hix, Vice President and General Manager, Home Theater Business Unit (6)	243,648	491,759	—	43,612	28,296	807,314

Douglas K. Barnes, Vice President and General Manager, Industrial Business Unit and Medical Business Unit (7)	248,668	116,642	81,212	40,325	129,163	616,010

Kristina K. Gorriarán, Vice President, Control Room/Signage Business Unit (8)	230,000	60,330	90,297	18,299	17,532	416,458

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal year 2007 with respect to performance based restricted stock awards and tenure-based restricted stock awards granted in fiscal year 2007 and prior years. The valuation assumptions for our restricted stock grants are described in Footnote 11 to our financial statements included in our Annual Report of Form 10-K for the year ended September 28, 2007.
(2)	Represents the amount of compensation expense recognized under FAS 123R in fiscal year 2007 with respect to stock options granted in prior years. No options were granted to named executive officers in fiscal year 2007 so the amounts listed are for prior years. The valuation assumptions for our stock options are described in Footnote 11 to our financial statements included in our Annual Report of Form 10-K for the year ended September 28, 2007.
(3)	Unless otherwise noted, all amounts listed under the Non-Equity Incentive Plan Compensation consist of amounts paid under our Annual Performance Incentive Plan described in the Compensation Discussion and Analysis section above.
(4)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officer to the Company sponsored 401(k) employee savings plan covering all the Company’s U.S. employees.
(5)	The amount set forth for Mr. Perkel under All Other Compensation includes $20,500 of 401(k) matching contributions, $12,501 for financial planning services and $2,019 for supplemental life insurance premiums.
(6)	The amount set forth for Mr. Hix under All Other Compensation includes $8,296 of 401(k) matching contributions, $18, 075 resulting from a grant of 1,500 shares related to hire and $20,000 as the last of three equal installments of Mr. Hix’s $60,000 new hire bonus. Mr. Hix was hired on April 20, 2006.
(7)	The amount set forth for Mr. Barnes under All Other Compensation includes $11,143 of 401(k) matching contributions and $118,020 representing monies paid to German Tax Authority in fiscal year 2007 for taxes related to Mr. Barnes Foreign Assignment for 2004 and estimated for 2005 paid based on his assignment to Germany for the Company (assignment ended in fiscal year 2007).
(8)	The amount set forth for Ms. Gorriarán in All Other Compensation includes $7,302 of 401(k) matching contributions and $10,230 in sales commissions paid to Ms. Gorriarán resulting from her previous role in Sales management for the Company.

FY 2007 Grants Of Plan Based Awards Table

The following table provides information regarding grants of plan-based awards for each of our named executive officers for fiscal year 2007.

				Estimated Future Payouts under Non-Equity Incentive Award Plans			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(5)	Maximum (#)(6)
Gerald Perkel	APIP			0	$562,500	$1,125,000
	LTIP	5/10/2007	2/22/2007				0	175,000	262,500		$1,319,500

E. Scott Hildebrandt	APIP			0	233,750	467,500
	LTIP	4/11/2007	2/22/2007				0	60,000	90,000		510,000

Scott Hix	APIP			0	156,800	313,600
	LTIP	4/11/2007	2/22/2007				0	20,000	30,000		170,000
	Tenure Based Stock Grant									1,500	18,075

Douglas K. Barnes	APIP			0	162,500	325,000
	LTIP	4/11/2007	2/22/2007				0	35,000	52,500		297,500

Kristina K. Gorriarán	APIP			0	149,500	299,000
	LTIP	4/11/2007	2/22/2007				0	25,000	37,500		212,500
	Business Unit Long Term Performance Plan (7)	9/16/2007	8/3/2006				0	15,000	15,000		98,250

(1)	The Threshold payout under the Company’s Annual Performance Incentive Plan (APIP) is zero. If minimum performance thresholds are not met, payout for any and all of the metrics will be zero.
(2)	See Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations – Annual Cash Incentive for an explanation of the calculation.
(3)	Maximum payout possible under the Company’s APIP Plan is represented as 200% of Target, however the plan is not “capped” and payouts could exceed 200%.
(4)	The Threshold payout under the Company’s Long Term Incentive Plan (LTIP) is zero.
(5)	See Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations – Equity Compensation for an explanation of the calculation.
(6)	Maximum payout possible under the Company’s LTIP Plan is 150% of the targeted number of shares.
(7)	Kristina K. Gorriarán was granted shares subject to specific Business Unit Performance metrics being achieved.

Outstanding Equity Awards At Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the named executive officers at 2007 fiscal year end.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options								Equity Incentive Plan Awards:
	Grant Date		Exercisable	Unexercisable	Option Exercise Price	Options Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Number of Unearned Shares That Have Not Vested	Market or Payout Value of Unearned Shares That Have Not Vested(1)
Gerald Perkel	9/26/2005	(2)	120,000	120,000	$7.85	9/26/2015
	5/10/2007								175,000	$1,174,250

E. Scott Hildebrandt	11/22/2005	(2)	60,000	60,000	$9.44	11/22/2015
	11/22/2005						12,496	$83,848
	4/11/2007								60,000	$402,600

Douglas K. Barnes	4/20/2001	(3)	10,719		$20.15	4/20/2008
	5/13/2002	(3)	11,223		$23.11	5/13/2009
	4/21/2003	(3)	11,628		$16.36	4/21/2010
	10/30/2003	(4)	30,000		$23.92	10/30/2013
	4/19/2004	(5)	0	10,854	$12.54	4/19/2011
	5/19/2004	(4)	5,000		$11.91	5/19/2014
	10/29/2004	(4)	5,000	15,000	$9.85	10/29/2014
	8/11/2005	(6)	2,500	2,500	$7.71	8/11/2015
	12/8/2005	(6)	13,125	16,875	$9.50	8/11/2015
	9/24/1998						16,667	$111,836
	10/29/2004						3,750	$25,163
	12/8/2005						7,500	$50,325
	9/6/2006								15,000	$100,650
	4/11/2007								35,000	$234,850

Kristina K. Gorriarán	9/12/2006	(7)	12,500	37,500	$9.44	9/12/2016
	9/12/2006		1,358		$0.03	7/20/2012
	9/12/2006	(8)	0	1,328	$10.54	1/27/2016
	9/12/2006	(8)	885	443	$6.02	1/27/2015
	9/12/2006	(9)	59,760		$6.02	12/17/2011
	9/12/2006	(9)	10,402	2,878	$4.51	10/23/2013
	9/12/2006						11,250	$75,488
	4/11/2007								25,000	$167,750
	9/17/2007								15,000	$100,650

Scott Hix	5/2/2006						18,750	$125,813
	5/2/2006								31,250	$209,688
	9/8/2006								31,250	$209,688
	4/11/2007								20,000	$134,200

(1)	Based on the closing stock price of our common stock on September 28, 2007 ($6.71) as reported on the NASDAQ Stock Market.
(2)	Options vest over 4 years, 25% on first anniversary, 6.25% on the last day of the fiscal quarter thereafter. Options have a 10 year term.
(3)	Options vest over 3 years, 100% on third year anniversary. Options have a 7 year term.
(4)	Options vest over 4 years, 25% at 30 months, 25% semiannually thereafter. Options have a 10 year term.
(5)	Options vest over 5 years, 100% on fifth year anniversary. Options have a 7 year term.
(6)	Options vest over 4 years, 25% on first anniversary, 6.25% quarterly thereafter. Options have a 10 year term.
(7)	Options vest over 4 years, 25% annually. Options have a 10 year term.
(8)	Options vest over 3 years, 33% on first quarter of year 3 and 33% quarterly thereafter. Options have a 10 year term.
(9)	Options vest over 5 years, 20% on first year anniversary, monthly thereafter. Options have a 10 year term.

Option Exercises and Stock Vested

The following table provides information regarding stock option exercises and stock awards vesting for each of our named executive officers during fiscal year 2007. There were no stock option exercises by our named executive officers in fiscal year 2007.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald Perkel	—	—
E. Scott Hildebrandt	12,504	$117,455
Scott Hix	7,750	64,575
Douglas K. Barnes	3,750	34,613
Kristina K. Gorriarán	3,750	23,963

Potential Post-Employment Payments

The Company has arrangements with each of named executive officers providing for post-employment payments under certain conditions.

Gerald Perkel.    Under the employment agreement with the Chief Executive Officer, Mr. Perkel, if the Company terminates his employment other than for cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his employment agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of twenty-four (24) months following the effective date of his termination, the Company shall continue to pay Mr. Perkel his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Perkel elects to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of eighteen (18) months following the effective date of termination; and

•

Full vesting of Mr. Perkel’s then-outstanding equity awards that would, by their terms, vest within twelve months of the effective date of termination, including one-third of all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

If Mr. Perkel’s employment terminates within twenty-four (24) months after a change in control of the Company or if Mr. Perkel is terminated and a Change in Control occurs within ninety (90) days following his termination:, Mr. Perkel will be entitled to receive the following:

•

A single payment equal to the higher of two times his annual base salary in effect just prior to the notice of termination or his base salary in effect immediately prior to the Change in Control, plus two times the higher of his target incentive for the year in which the notice of termination is given or his target incentive for the year in which the Change in Control occurs;

•

If Mr. Perkel elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of twenty four (24) months following the effective date of termination; and

•	Full vesting of Mr. Perkel’s then-outstanding equity awards including all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

E. Scott Hildebrandt.    Under the Executive Severance Agreement between the Company and Mr. Hildebrandt, if the Company terminates his employment other than for cause or if the Company notifies Mr. Hildebrandt that the term of his Executive Severance Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of eighteen (18) months following the effective date of his termination, the Company shall continue to Mr. Hildebrandt his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65; and

•	The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

If Mr. Hildebrandt’s employment is terminated without cause or if Mr. Hildebrandt terminates employment for Good Reason within twenty-four (24) months after a change in control of the Company or if Mr. Hildebrandt is terminated and a Change in Control occurs within ninety (90) days following his termination:, Mr. Hildebrandt will be entitled to receive the following:

•

Each month for a period of eighteen (18) months following the effective date of Mr. Hildebrandt’s termination the Company will continue to pay his base salary in affect at the time of termination, plus one-twelfth of 100% of the targeted annual incentive for the year in which notice of termination is delivered, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company; and

•

All outstanding options to purchase stock of the Company (or any successor) held by Mr. Hildebrandt that are subject to time-based vesting and all grants of restricted Company stock held by Mr. Hildebrandt that are subject to time –based vesting shall become fully vested as of the effective date of his termination. Upon a change of control all performance based restricted shares are converted to time-based restricted stock and would become fully vested as of the date of termination.

Other Named Executive Officers.    The Company has entered into an Executive Severance Agreement with each of the named executive officers: Douglas K. Barnes, Vice President and Business Unit General Manager; Scott Hix, Vice President and Business Unit General Manager, and Kristina K. Gorriarán, Vice President and Business Unit General Manager. These agreements provide that if the Company terminates the named executive officer’s employment other than for cause or if the Company notifies the executive officer that the term of his/her Executive Severance Agreement will not be extended and not in connection with a change in control, he/she will be entitled to receive the following:

•

For a period of twelve (12) months following the effective date of his termination, the Company shall continue to pay the executive officer his/her then current base salary, payable according to the Company’s normal payroll practices;

•

If the executive officer elects to continue his/her group health benefits under COBRA, the Company will reimburse the executive officer for the premiums paid by him/her for COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of the termination; and

•

The Company will make available to the executive officer for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

If the named executive officer’s employment is terminated without cause or if the executive officer terminates employment for Good Reason within twenty-four (24) months after a change in control of the Company or if terminated and a Change in Control occurs within ninety (90) days following termination, the executive officer will be entitled to receive the following:

•

Each month for a period of twelve (12) months following the effective date of termination the Company will continue to pay the executive officer his/her base salary in affect at the time of termination, plus one-twelfth of 100% of the targeted annual incentive for the year in which notice of termination is delivered, payable according to the Company’s normal payroll practices;

•

If the executive officer elects to continue his/her group health benefits under COBRA, the Company will reimburse the executive officer for the premiums paid by him/her for COBRA continuation coverage (for executive officer and his/her dependents, if applicable) for a period of up to eighteen (18) months;

•

The Company will make available to the executive officer, for a period of twelve (12) months after termination, outplacement services in an outplacement program and with a provider selected by the Company; and

•

All outstanding options to purchase stock of the Company (or any successor) held by the executive officer that are subject to time-based vesting and all grants of restricted Company stock held by the executive officer that are subject to tenure–based vesting shall become fully vested as of the effective date of his/her termination. Upon a change of control all performance based restricted shares are converted to time-based restricted stock and would become fully vested as of the date of termination.

Assuming a termination date of September 28, 2007, the estimated value of each of these benefits is as follows:

Name	Benefit(1)	Termination Without Cause, for Good Reason or if Employment Agreement or Executive Severance Agreement is not extended ($)	Termination within 90 days prior to or Two Years After a Change in Control ($)
Gerald Perkel	Severance Payment	$920,000	$2,070,000
	COBRA Payment	26,778	26,778
	Equity Award Acceleration (2)	701,754	2,105,263
	Outplacement Program	NA	NA

	Total	$1,648,532	$4,202,041

E. Scott Hildebrandt	Severance Payment	427,500	669,750
	COBRA Payment	18,377	18,377
	Equity Award Acceleration (2)	—	818,177
	Outplacement Program (3)	18,000	18,000
	Total	$463,877	$1,524,304

Scott Hix	Severance Payment	247,500	420,750
	COBRA Payment	26,778	26,778
	Equity Award Acceleration (2)	—	827,008
	Outplacement Program (3)	18,000	18,000
	Total	$292,278	$1,322,536

Douglas K. Barnes	Severance Payment	257,500	437,750
	COBRA Payment	26,778	26,778
	Equity Award Acceleration (2)	—	663,733
	Outplacement Program (3)	18,000	18,000
	Total	$302,278	$1,146,261

Kristina K. Gorriarán	Severance Payment	235,000	399,500
	COBRA Payment	8,992	8,992
	Equity Award Acceleration (2)	—	479,765
	Outplacement Program (3)	18,000	18,000
	Total	$261,992	$906,257

(1)	COBRA amounts assume an estimated increase of 8.4% in April, 2008
(2)	Assumes a stock price of $6.71 per share (closing price on September 28, 2007) and excludes any options priced at more than $6.71 as not “in the money”.
(3)	Estimated cost of 12 Month Executive Outplacement Program.

All amounts are to be paid by us. The agreements do not provide for any payments or equity vesting acceleration for a termination of the executive for cause.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 28, 2007. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 28, 2007, and the weighted average exercise price of those options.

	A		B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	845,522	(2)	$14.01	911,263	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	1,340,059		9.55	624,094

Total(5)	2,185,581		11.31	1,535,357

(1)	Consists of the Company’s 1993 Stock Incentive Plan, Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, 1996 Stock Incentive Plan and 2004 Employee Stock Purchase Plan.
(2)	Excludes purchase rights accruing under the Company’s 2004 Employee Stock Purchase Plan (the “Purchase Plan”) which has a shareholder approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs or (ii) the fair market value on the semi-annual purchase date.
(3)	Includes shares available for future issuance under the Purchase Plan. As of September 28, 2007, an aggregate of 141,982 shares of Common Stock were available for issuance under the Purchase Plan.
(4)	Consists of the Company’s 1999 Nonqualified Stock Option Plan, the Company’s 2007 New Hire Incentive Plan and nonqualified stock options granted pursuant to individual compensation arrangements to William D. Walker in fiscal 1999, nonqualified stock options granted to Gerald K. Perkel in fiscal 2005, nonqualified stock options granted to Scott Hildebrandt, Kris Gorriarán and Brad Gleeson in fiscal 2006, and nonqualified stock options granted to Steve Going and Terri Timberman in fiscal 2007. All of these stock options have an exercise price equal to the fair market value of the Common Stock on the date the option was granted. The stock option granted to Mr. Walker has a ten-year term and was fully vested on the date of grant. All other options granted before fiscal year 2007 have a ten-year term and vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting quarterly thereafter. Options granted in fiscal year 2007 have a seven-year term and vest over a three-year period, with one-third vesting on each of the first three anniversaries of the date of grant.
(5)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 28, 2007, a total of 544,061 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $6.21 per share. A total of 244,922 additional options may be granted under those plans.

The Nonqualified Plan.    The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) has not been approved by shareholders. Options may be granted under the Nonqualified Plan to employees of the Company who are neither officers nor Directors at the time of grant. The Board has authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. All options will be non-statutory options under the federal tax law. As of September 28, 2007, options covering 707,599 shares of Common Stock were outstanding under the Nonqualified Plan, 279,094 shares remained available for future option grants, and options covering 1,875 shares had been exercised.

2007 New Hire Incentive Plan.    The 2007 New Hire Incentive Plan (the “New Hire Incentive Plan”) has not been approved by shareholders. Options may be granted under the New Hire Incentive Plan only as an inducement to employment to persons not previously employed by the Company (including employees hired in connection with a merger or acquisition) or rehired after a bona fide period of interruption of employment. The Board has authorized 400,000 shares of Common Stock for issuance under the New Hire Incentive Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. All options will be non-statutory options under the federal tax law. As of September 28, 2007, options covering 42,500 shares of Common Stock were outstanding under the New Hire Incentive Plan and 345,000 shares remained available for future option grants.

DIRECTOR COMPENSATION

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting. Audit Committee members receive an annual retainer of $12,000 and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $7,000 and the Chair of the Governance Committee receives an additional annual retainer of $3,000. In lieu of the foregoing, the Chairman of the Board receives an annual retainer of $60,000. In fiscal year 2007, the Chairman also received 14,000 options. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors are also eligible for awards under the Company’s Amended and Restated 1993 Stock Option Plan for Nonemployee Directors.

The table below summarizes the compensation paid to our nonemployee directors during the fiscal year ended September 28, 2007:

Director Name	Fees earned or paid in cash ($)	Option awards ($) (1)	Total ($)
J. Michael Gullard	$30,000	$73,067	$103,067
Carl W. Neun	47,000	24,279	71,279
Walter W. Noce, Jr.	37,000	24,279	61,279
Heinrich Stenger	37,000	24,279	61,279
E. Kay Stepp	52,000	24,279	76,279
Gregory H. Turnbull	60,000	68,303	128,303
Steven E. Wynne	35,000	24,279	59,279

(1)	Represents the amount of compensation expense recognized under FAS 128 in fiscal year 2007 with respect to stock options granted in fiscal year 2007. The aggregate number of stock options outstanding at September 28, 2007 was as follows: Mr. Gullard—6,000; Mr. Neun—51,000; Mr. Noce—22,000; Mr. Stenger—55,000; Ms. Stepp—64,000; Mr. Turnbull—81,338; Mr. Wynne—50,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal 2007, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal 2007, except that two reports were filed late for Mr. Barnes, two reports were filed late for Mr. Ceciliani, two reports were filed late for Mr. Ehren and one report was filed late for Mr. Hix.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

E. Kay Stepp, Chair

Walter W. Noce, Jr.

Heinrich Stenger

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Audit Committee operates under a written charter adopted by the Board on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee annually selects the Company’s independent accountants.

Management is responsible for preparing the Company’s consolidated financial statements. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountant’s that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2007 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

J. Michael Gullard

E. Kay Stepp

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of January 4, 2008 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Manning & Napier Advisors, Inc.(2) 290 Woodcliff Drive Fairport, NY 14450	1,846,362	10.4%

Barclays Global Investors, NA(3) 45 Freemont Street San Francisco, CA 94105	1,300,831	7.3

Dimensional Fund Advisors LP(4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,238,241	7.0

Renaissance Technologies Corp.(5) 800 Third Avenue New York, NY 10022	996,500	5.6

Gerald K. Perkel	278,588	1.6

J. Michael Gullard	6,000	*

Carl W. Neun	55,000	*

Walter W. Noce, Jr.	25,500	*

Heinrich Stenger	59,050	*

E. Kay Stepp	67,000	*

Gregory H. Turnbull	123,567	*

Steven E. Wynne	50,500	*

E. Scott Hildebrandt	118,602	*

Douglas K. Barnes	138,407	*

Kristina K. Gorriarán	93,626	*

Scott Hix	6,847	*

Executive Officers and Directors as a group (15 persons)	1,209,360	6.5

*	less than one percent
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 28, 2007 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 28, 2007 is as follows: Mr. Perkel—135,000; Mr. Gullard—6,000; Mr. Neun—51,000; Mr. Noce—22,000; Mr. Stenger—55,000; Ms. Stepp—64,000; Mr. Turnbull—81,338; Mr. Wynne—

50,000; Mr. Hildebrandt—67,500; Mr. Barnes—96,695; Ms. Gorriarán—86,455; Mr. Hix—0; and all directors and officers as a group—848,219.
(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Manning & Napier Advisors, Inc. (“Manning & Napier”) with the SEC on November 8, 2007. The Schedule 13G states that Manning & Napier is the beneficial owner of an aggregate of 1,846,362 shares of Common Stock, as to which it has sole voting and dispositive power.
(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Barclays Global Investors, NA and certain of its affiliates (“Barclays”) with the SEC on January 23, 2007. The Schedule 13G states that Barclays is the beneficial owner of 1,300,831 shares of Common Stock, as to which it has sole dispositive power, including 1,297,931 shares of Common Stock as to which it has sole voting power.
(4)	This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on February 9, 2007. The Schedule 13G states that Dimensional is the beneficial owner of an aggregate of 1,238,241 shares of Common Stock, as to which it has sole voting power and sole dispositive power with respect to 1,238,241 shares of Common Stock.
(5)	This information as to beneficial ownership is based on a Schedule 13G filed by Renaissance Technologies Corp. and James H. Simons (“Renaissance”) with the SEC on February 12, 2007. The Schedule 13G states that Renaissance is the beneficial owner of an aggregate of 996,500 shares of Common Stock, as to which it has sole voting power and sole dispositive power with respect to 996,500 shares of Common Stock.

INDEPENDENT AUDITORS

KPMG LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for fiscal year 2008. KPMG LLP has served as the Company’s independent auditors since 1983. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 28, 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $885,200. Fees billed by KPMG LLP for those services for the fiscal year ended September 29, 2006 were $826,400. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s 401(k) Savings and Profit Sharing Plan were $16,500 and $12,500 for the fiscal years ended September 28, 2007 and September 29, 2006, respectively.

Financial Information Systems Design and Implementation Fees.    No fees were billed by KPMG LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal years ended September 28, 2007 and September 29, 2006.

Tax Fees.    The aggregate fees billed by KPMG LLP for professional services for tax compliance were $223,940, and for tax advice and tax planning were $5,000 for the fiscal year ended September 28, 2007. The aggregate fees billed for tax compliance, tax advice and tax planning were $228,852 for the fiscal year ended September 29, 2006.

All Other Fees.    KPMG LLP billed no additional fees for services other than as described above under “Audit Fees”, “Tax Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal years ended September 28, 2007 and September 29, 2006.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chair of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The Company has been informed by KPMG LLP that no persons other than KPMG LLP’s full-time, permanent employees spent time on the KPMG LLP engagement to audit the Company’s financial statements for fiscal 2007.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2009 proxy statement. Any such proposal must be received by the Company not later than September 16, 2008. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2008 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 28, 2007 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 28, 2007 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

Gerald K. Perkel

President and Chief Executive Officer

Beaverton, Oregon

January 14, 2008

PROXY

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:00 p.m. on Thursday, February 21, 2008 at 1195 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

<  FOLD AND DETACH HERE  <

You can now access your Planar Systems, Inc. account online.

Access your Planar Systems, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Planar Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/ shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

**** TRY IT OUT ****

http://www.bnymellon.com/shareowner/isd

Investor ServiceDirect® (ISD)

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-289-7095

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

	FOR the nominees listed below (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
1. Election of three directors, each for a three-year term.	☐	☐	Please check this box if you plan to attend the Annual Meeting.	WILL ATTEND ☐

Nominees 01 – Carl W. Neun	02 – Gregory H. Turnbull and	03 – Steven E. Wynne
Instruction: To withhold authority to vote for any nominee, write that nominee’s name(s) in this space:			Please sign below exactly as your name appears on this Proxy Card . If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title . Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

Ù  FOLD AND DETACH HERE  Ù